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                                                                  EXHIBIT (l)(3)

                               PURCHASE AGREEMENT

         The Glenmede Fund, Inc., a Maryland corporation (the "Company") and The Glenmede Trust Company, a Pennsylvania trust Company ("Glenmede Trust"), hereby agree with each other as follows:

         1. The Company hereby offers Glenmede Trust and Glenmede Trust hereby purchases one share (the "Share") of the Company's Small Capitalization Growth Portfolio for $____ per share. The Company hereby acknowledges receipt from Glenmede Trust of funds in the total amount of $____ in full payment for such Share.

         2. Glenmede Trust represents and warrants to the Company that the Share is being acquired for investment purposes and not with a view to the distribution thereof.

         IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the ____ day of ___________________, 1999.


                                                   THE GLENMEDE FUND, INC.
ATTEST:



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By:                                                By:
Title:                                             Title:


                                                   THE GLENMEDE TRUST COMPANY
ATTEST:



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By:                                                By:
Title:                                             Title: